Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John L. Garrison, Jr., John D. Sheehan and Eric I Cohen, or any of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Terex Corporation Annual Report on Form 10-K for the year ended December 31, 2018 (including, without limitation, amendments), and to file the same with all exhibits thereto, and all document in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/s/ John L. Garrison, Jr	Chairman and Chief Executive Officer	February 6, 2019
John L. Garrison, Jr.	(Principal Executive Officer)

/s/ Paula H. J. Cholmondeley	Director	February 7, 2019
Paula H. J. Cholmondeley

/s/ Don DeFosset	Director	February 13, 2019
Don DeFosset

/s/ Thomas J. Hansen	Director	February 10, 2019
Thomas J. Hansen

/s/ Matthew P. Hepler	Director	February 7, 2019
Matthew P. Hepler

/s/ Raimund Klinkner	Director	February 11, 2019
Raimund Klinkner

/s/ Andra M. Rush	Director	February 6, 2019
Andra M. Rush

/s/ David A. Sachs	Lead Director	February 8, 2019
David A. Sachs

/s/ Oren G. Shaffer	Director	February 7, 2019
Oren G. Shaffer

/s/ David C. Wang	Director	February 11, 2019
David C. Wang

/s/ Scott W. Wine	Director	February 13, 2019
Scott W. Wine